                                                                 EXHIBIT (a)(7)

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 14, 1999 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.


                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                      VWR SCIENTIFIC PRODUCTS CORPORATION

                                       at

                          $37.00 Net Per Common Share

                                       by

                              EM SUBSIDIARY, INC.,
                           a wholly-owned subsidiary

                                       of

                         EM LABORATORIES, INCORPORATED,
                             an indirect subsidiary

                                       of

                                  MERCK KGaA,
                               DARMSTADT, GERMANY


     EM Subsidiary, Inc., a Pennsylvania corporation ("Purchaser"), a wholly-owned subsidiary of EM Laboratories, Incorporated, a New York corporation ("Parent"), that is an indirect subsidiary of Merck KGaA, Darmstadt, Germany, a German company, is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of VWR Scientific Products Corporation, a Pennsylvania corporation (the "Company"), at a price of $37.00 per Share, net to the seller in cash without interest thereon upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 14, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON TUESDAY, JULY 13, 1999, UNLESS THE OFFER IS EXTENDED.

      The Offer is conditioned upon (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at lease a majority of the outstanding Shares, excluding any Shares held by Parent, Purchaser or any affiliate thereof, (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar applicable foreign laws, (3) compliance with the Section 721 of Title VII of the Defense Production Act of 1950, as amended, known as the Exon-Florio provisions, and (4) the satisfaction or waiver of certain other conditions to the obligations of Purchaser and the Company to consummate the Offer and the transactions contemplated by the Merger Agreement (as defined below).

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 8, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company pursuant to which, following the consummation of the Offer, Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share not tendered (other than Shares owned by the Parent, Purchaser, the Company or any of their affiliates, or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Pennsylvania Law) will be converted into the right to receive $37.00 in cash, without interest thereon.

      Parent and Purchaser have also entered into a Shareholder Agreement, dated as of June 8, 1999 (the "Shareholder Agreement"), with certain shareholders of the Company (the "Shareholders"), pursuant to which, among other things, each Shareholder has agreed to tender in the Offer upon the terms and subject to the conditions of such Shareholder Agreement, all the Shares owned by such Shareholder. These shares represent approximately 2.5% of the outstanding Shares (determined on a fully-diluted basis) as of June 8, 1999. Parent and its affiliates own approximately 49.9% of the outstanding Shares.

      The Board of Directors of the Company (the "Board") (1) has approved (by unanimous vote of Directors who are not representatives of the Parent and its affiliates) each of the Offer, the Merger and the Merger Agreement, (2) has determined that the terms of each of the Offer and the Merger are fair to, and in the best interests of, the Company and its Shareholders and (3) recommends that the Shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchase Shares, validly tendered and not properly withdrawn as of the Expiration Date (as defined below) when Purchaser gives notice to IBJ Whitehall Bank & Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing Shares ("Share Certificates") (or a timely confirmation of the book-entry transfer of Shares ("Book Entry Confirmation") into an account maintained by the Depositary at The Depository Trust Company (the "Book Entry Transfer Facility")), pursuant to the procedures set forth in the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile of one), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time, depending upon when Share Certificates or Book-Entry Confirmations are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in paying for Shares.

      The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, July 13, 1999 unless and until Purchaser, in its sole discretion, but subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in the Offer to Purchase shall have occurred (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving notice of such extension to the Depositary or (ii) to otherwise amend the Offer. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer. There can be no assurance that Purchaser will exercise the right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

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     Except as otherwise provided below, tenders of Shares are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 13, 1999. For a withdrawal to be effective, a written or facsimile transmission of a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as such term is defined in the Offer to Purchase), unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account as the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as its address and telephone number set forth below and will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager, Depositary and Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                           BEACON HILL PARTNERS, INC.
                          90 Broad Street - 20th Floor
                            New York, New York 10004

                         Call Toll-Free: 1-800-755-5001
                 Banks and Brokers call collect: (212) 843-8500

                      The Dealer Manager for the Offer is:
                                LEHMAN BROTHERS
                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285

                 Call collect: (212) 526-5580 or (212) 526-2843
June 14, 1999
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